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                                                                    EXHIBIT 4(e)


                          EMPLOYEE BENEFITS AGREEMENT

     This EMPLOYEE BENEFITS AGREEMENT (the "Agreement") is made as of December 1, 1997, by and between CPC International Inc., a Delaware corporation ("CPC"), and Corn Products International, Inc., a Delaware corporation ("Corn").

                              W I T N E S S E T H:

     WHEREAS, Corn is presently a wholly-owned subsidiary of CPC; and

     WHEREAS, it is intended that CPC will transfer to Corn in exchange for stock all of CPC's assets comprising its worldwide corn refining business, followed by the distribution by CPC of such Corn stock to CPC's shareholders (the "Distribution"); and

     WHEREAS, CPC and Corn desire to set forth their understanding regarding their respective rights and obligations concerning certain employee benefit and related matters relative to plans, programs and practices currently maintained by CPC for the benefit of its employees and former employees;



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     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:



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                                   ARTICLE 1

                                  DEFINITIONS

     SECTION 1.1.  Definitions.   As used in this Agreement, the following
terms shall have the meanings stated below. Such meanings shall be equally applicable to the singular and plural forms of the terms defined.

     "Code" means the Internal Revenue Code of 1986, as amended, including any comparable successor legislation.

     "Corn Employee" means an individual who is an employee of Corn, Enzyme Bio-Systems Ltd., or any other U.S. subsidiary of Corn on the Coverage Date.

     "Corn Stock" means the common stock of Corn, par value $.01.

     "Coverage Date" means the day following the Distribution Date.

     "CPC Employee" means an individual who is an employee of CPC or any of its subsidiaries or affiliates on the Coverage Date.



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     "CPC Stock" means the common stock of CPC, par value $.25 per share.

     "Distribution Date" means the date on which the Distribution occurs.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, including any comparable successor legislation.

                                   ARTICLE 2

                                 PENSION PLANS

     SECTION 2.1 Salaried Employees. Effective as of the Coverage Date, Corn shall adopt the Corn Products International Cash Balance Plan for Salaried Employees (the "Corn Pension Plan"), which shall be a defined benefit plan designed to qualify under Section 401(a) of the Code, and the Corn Products International, Inc. Master Trust (the "Corn Master Trust"), which shall be a trust exempt from taxation under Section 501(a) of the Code. The Corn Pension Plan shall include provisions recognizing service of covered Corn Employees with CPC prior to the Coverage Date for all plan purposes. Subject to the conditions set forth in Section 2.3, as soon as practicable after the Coverage Date, CPC shall cause the trustee of the CPC International Inc. Master Trust (the "Master Trust") to transfer to the trustee of the Corn Master Trust the amount


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of $48,000,000 (in a combination of cash, securities and other property, as agreed by CPC and Corn), which represents the present value of the accrued benefits as of September 30, 1997 of the Corn Employees who on the Distribution Date were participants in the CPC International Inc. Non-Contributory Retirement Income Plan for Salaried Employees (the "CPC Pension Plan"); provided, however, that such $48,000,000 shall be adjusted by CPC's independent actuary if a significant difference would arise as a result of (i) differences in the number of individuals who become Corn Employees from the number projected to become Corn Employees as of September 30, 1997, or (ii) any other variations from the assumptions used by such actuary to compute such $48,000,000 amount.

SECTION 2.2 Hourly Employees. (a) Effective as of the Coverage Date, Corn shall adopt the Corn Products International Hourly Employees Retirement Income Plan (the "Corn Hourly Plan"), which shall be a defined benefit plan designed to qualify under Section 401(a) of the Code. The Corn Hourly Plan shall be substantially identical to the CPC International Inc. Hourly Employees Retirement Income Plan, Supplement H (Corn Products OCAW/IAM) (the "CPC Hourly Plan"), and shall include provisions recognizing service of covered Corn Employees with CPC prior to the Coverage Date for all plan purposes. Subject to the conditions set forth in Section 2.3, as soon as practicable after the Coverage Date, CPC shall cause the trustee of the Master Trust to transfer to the


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trustee of the Corn Master Trust (or a similar trust if Corn establishes more than one trust for the plans set forth in Sections 2.1 and this 2.2(a) (the "Second Corn Trust")) an amount (in a combination of cash, securities and other property, as agreed by CPC and Corn) determined by CPC's independent actuary to be equal to the present value of the accrued benefits of the Corn Employees who on the Distribution Date were participants in the CPC Hourly Plan or in the CPC International Inc. Hourly Employees Retirement Income Plan, Supplement D (Best Foods OCAW/IAM).

     (b) After the Distribution Date, CPC shall continue to maintain the CPC International Inc. Hourly Employees Retirement Income Plan, Supplements I (Discontinued) and K (Frozen OCAW/IAM) and the CPC International Inc. Supplemental Benefits Plan (OCAW, AFGM, IAM Acme Resin), for the benefit of those individuals covered under such plans.

     SECTION 2.3 Asset Transfers. Each transfer of assets provided for in Sections 2.1 and 2.2 shall occur as soon as practicable following the latest to occur of (a) the Coverage Date, (b) the establishment of each of the Corn Pension Plan and Corn Hourly Plan, (c) for each such Plan, the filing of a favorable determination letter application with the Internal Revenue Service and a written commitment from Corn to exert its best efforts to obtain such a favorable determination letter, and (d) the expiration



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of 30 days after CPC and Corn have filed Form 5310-A, if necessary, with the
Internal Revenue Service for each transfer. As a condition to the receipt of such an asset transfer by the Corn Master Trust (and the Second Corn Trust, if applicable), Corn shall cause each of the Corn Pension Plan and Corn Hourly Plan, as applicable, to assume and covenant to fully perform, pay and discharge all obligations and liabilities of CPC and each of the CPC Pension Plan and the CPC Hourly Plan, as applicable, for and with respect to the accrued benefits under each of the CPC Pension Plan and the CPC Hourly Plan of those CPC Pension Plan and CPC Hourly Plan participants whose accrued benefits are so received by the Corn Pension Plan and the Corn Hourly Plan, respectively.

     SECTION 2.4 Excess Plan. Effective as of the Coverage Date, Corn shall adopt a plan similar to the CPC International Inc. Excess Pension Plan (the "Excess Pension Plan"). Such plan shall include provisions recognizing service of covered Corn Employees with CPC prior to the Coverage Date for all plan purposes. The liability for accrued benefits of covered Corn Employees under the Excess Pension Plan shall be transferred to and recognized by the Corn plan contemplated by this Section 2.4.

     SECTION 2.5 International Employees. Effective as of the Coverage Date, Corn shall adopt a defined benefit pension plan (the "Corn Foreign Pension Plan") covering those individuals who are employed by companies which become foreign



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subsidiaries of Corn on the Distribution Date and who are participants in the
CPC International Inc. Pension Plan for International Employees or the CPC International Inc. Latin America Pension Plan (the "International Employees" and the "CPC Foreign Pension Plans"). The Corn Foreign Pension Plan shall include provisions recognizing service of covered International Employees with CPC prior to the Coverage Date for all plan purposes, and shall receive a transfer of assets, and assume all liabilities, for the accrued benefits of the International Employees under the CPC Foreign Pension Plans; provided, however, that Corn may request, within 30 days from the Distribution Date, that CPC distribute the accrued benefit of designated International Employees directly to such Employees rather than transferring the liability to the Corn Foreign Pension Plan.

                                   ARTICLE 3

                                 SAVINGS PLANS

      SECTION 3.1 Salaried Employees. (a) Effective as of the Coverage Date, Corn shall adopt (i) the Corn Products International Retirement Savings Plan (the "Corn Savings Plan"), which shall be a defined contribution savings plan designed to qualify under Section 401(a) of the Code and to preserve "protected benefits," within the meaning of Section 411(d)(6) of the Code, accrued by participants under the CPC International Inc. Savings/Retirement Plan for Salaried Employees (the "CPC Savings




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Plan") as of the Distribution Date, and (ii) the Corn Products International,
Inc. Retirement/Savings Plan Trust (the "Corn Savings Trust"), which shall be a trust exempt from taxation under Section 501(a) of the Code. The Corn Savings Plan shall include provisions recognizing service of covered Corn Employees with CPC prior to the Coverage Date for all plan purposes.

     (b) Subject to the conditions set forth in clause (c) below, as soon as practicable after the Distribution Date, Corn shall request that CPC cause a spin off and transfer from the CPC International Inc. Savings/Retirement Plan for Salaried Employees Trust and the CPC International Inc. Employee Stock Ownership Trust (the "ESOP Trust") to the Corn Savings Trust of an amount equal to the aggregate account balances, as of the date of any such transfer, of those CPC Savings Plan participants who become Corn Employees. The transfer from such CPC Trusts shall be in kind (including any participant loans held by the CPC Savings Plan with respect to Corn Employees); provided, however, that
(i) the transfer from the ESOP Trust may be made in cash or CPC Stock, or a combination thereof, as agreed by CPC and Corn and (ii) CPC and Corn may agree for a transfer in another form (including, for example, an amount in cash representing pre-Distribution contributions of Corn Employees to the CPC Savings Plan which have not yet been invested in accordance with participant elections under the CPC Savings Plan).


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        (c) The transfer of assets shall occur as soon as practicable following the latest to occur of (a) the Coverage Date, (b) the establishment of the Corn Savings Plan, (c) the filing of a favorable determination letter application with the Internal Revenue Service and a written commitment from Corn to exert its best efforts to obtain such a favorable determination letter, and (d) the expiration of 30 days after CPC and Corn have filed Form 5310-A, if necessary, with the Internal Revenue Service. As a condition to the receipt of such an asset transfer by the Corn Savings Trust, Corn shall cause the Corn Savings
Plan to assume and covenant to fully perform, pay and discharge all obligations and liabilities of CPC and the CPC Savings Plan for and with respect to the account balances under the CPC Savings Plan of those CPC Savings Plan participants whose account balances are so received by the Corn Savings Plan.

        SECTION 3.2 Hourly Employees. Effective as of the Coverage Date, Corn shall adopt the CPC International Inc. Corn Products Division Savings/Retirement Plan for Hourly Employees (Corn Products OCAW/IAM) (the "Corn Hourly Savings Plan") as the primary sponsor and CPC shall withdraw its sponsorship of such Plan. As soon as practicable thereafter, and effective as of the Coverage Date, Corn shall amend such Plan in all aspects consistent with such change of sponsorship, such as the name of the plan and the definition of the Employer therein. As soon as practicable after the



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Distribution Date, Corn shall request that CPC cause a spin off and transfer from the trust associated with the CPC International Inc. Best Foods Division Savings/Retirement Plan for Hourly Employees (Best Foods OCAW/IAM) (the "CPC Hourly Savings Plan") to the trust associated with the Corn Hourly Savings Plan (the "Corn Hourly Trust") of an amount equal to the aggregate account balances, as of the date of any such transfer, of those CPC Hourly Savings Plan participants who become Corn Employees. Such transfer shall be in kind (including any participant loans held by the CPC Hourly Savings Plan with respect to Corn Employees). As a condition to the receipt of such an asset transfer by the Corn Hourly Trust, Corn shall cause the Corn Hourly Savings Plan to assume and covenant to fully perform, pay and discharge all obligations and liabilities of CPC and the CPC Hourly Savings Plan for and with respect to the account balances under the CPC Hourly Savings Plan of those CPC Hourly Savings Plan participants whose account balances are so received by the Corn Savings Plan.

        SECTION 3.3 Excess Plan. Effective as of the Coverage Date, Corn shall adopt a plan similar to the CPC International Inc. Excess Savings Plan (the "Excess Savings Plan"). Such plan shall include provisions recognizing service of covered Corn Employees with CPC prior to the Coverage Date for all plan purposes. The liability for accrued benefits of covered Corn Employees under the Excess Savings Plan shall be transferred to and recognized by the Corn plan contemplated by this Section 3.3.



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                                   ARTICLE 4

                                 WELFARE PLANS

        SECTION 4.1 Salaried Plans. (a) CPC currently maintains the CPC International Inc. Salaried Employees Health Care Plan (the "Medical Plan"), the CPC International Inc. Salaried Employees Long Term Disability Income Plan (the "LTD Plan"), the CPC International Inc. Flexible Spending Plan (the "Flex Plan") and the CPC International Inc. Salaried Employees Life Insurance Plan (the "Life Insurance Plan"), all of which are "welfare benefit plans," within the meaning of Section 3(1) of ERISA. Effective as of the Coverage Date, Corn shall (i) establish or otherwise make available employee welfare benefit plans (the "Replacement Welfare Benefit Plans") providing generally comparable medical, disability, flexible spending and life insurance benefits (such comparability to include, without limitation, consideration of existing employee profiles and geographic locations of employment) to Corn Employees who were participants under the aforementioned CPC Plans, (ii) provide that such employees shall be eligible for immediate participation in the Replacement Welfare Benefit Plans with no interruption of coverage, and (iii) credit the period of coverage under such CPC Plans towards any preexisting condition limitations under the Replacement Welfare Benefit Plans. The Replacement Welfare Benefit Plans shall be structured in a manner to eliminate any obligation by CPC to provide continuation of coverage as contemplated in
Section 4980B



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of the Code and Sections 601 through 608 of ERISA with respect to Corn
Employees (and their qualified beneficiaries) after the Distribution Date. CPC shall retain liability for and shall pay when due all benefits attributable to claims incurred by all Corn Employees prior to the Coverage Date.

        (b) The medical plan adopted by Corn shall provide continued access after retirement to health care coverage for all Corn Employees (and their dependents) who retire under the Corn Pension Plan. On and after the Coverage Date, such individuals will no longer be eligible to become Retired Employees (and their dependents will no longer be eligible to become Eligible Dependents) under the Medical Plan.

        SECTION 4.2 Hourly Plans. (a) CPC currently maintains certain insured "welfare benefit plans," within the meaning of Section 3(1) of the ERISA, for the benefit of hourly-paid employees of the Corn Products division of CPC. Effective as of the Coverage Date, CPC shall withdraw as the primary sponsor and Corn shall assume the position of primary sponsor under each of such plans, subject to any required consent of the insurer paying benefits under the plan.

        (b) Effective as of the Coverage Date, Corn shall adopt the Corn Products (Argo, Illinois) Cafeteria Plan as the primary sponsor and CPC shall withdraw its sponsorship of such Plan. As soon as practicable thereafter, and effective as of the



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Coverage Date, Corn shall amend such Plan in all aspects consistent with such change of sponsorship.

        SECTION 4.3 Severance Plans. The Distribution shall not constitute a severance or a termination of employment under the CPC International Inc. Severance Pay Plan for Salaried Employees or the CPC International Inc. Special Severance Program for Salaried Employees and shall not entitle any Corn Employee to benefits under either of such severance plans.

        SECTION 4.4 Vacation Pay. Effective on the Distribution Date, Corn shall assume as to the Corn Employees all accrued liabilities (whether vested or unvested, and whether funded or unfunded) for vacation pay and shall be solely responsible for the payment of such vacation pay to Corn Employees after the Distribution Date.

        SECTION 4.5 Transition Provisions. (a) Liability for Claims. Except as otherwise provided herein, after the Distribution Date, CPC shall retain and be responsible for, or cause its insurance carriers or Health Maintenance Organizations to be responsible for, all liabilities and obligations related to claims incurred through, but not after, the Distribution Date under the Medical Plan, the LTD Plan, the Flex Plan, and the Life Insurance Plan in respect of any Corn Employee (whether such claims are asserted before


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or after the Distribution Date) and Corn shall have no liability or obligation with respect thereto. CPC shall retain any funds remaining on the Distribution Date in the Flex Plan to pay for any claims incurred under such Plan on or prior to the Distribution Date. After all such claims have been paid, CPC shall be entitled to retain any remaining funds in the Flex Plan, to be used consistent with the purposes of such Plan.

        (b) LTD Plan. An individual who is Totally Disabled under the LTD Plan (as defined therein) on the Distribution Date and who would become a Corn Employee if he or she was in active employment on the Coverage Date (as mutually agreed by CPC and Corn) shall continue to receive benefits under the LTD Plan after the Distribution Date for so long as such individual remains Totally Disabled. At such time as such individual is no longer Totally Disabled, such individual shall not be eligible to become a CPC Employee, CPC shall have no further liability to him or her, and, consistent with the requirements of applicable law, Corn shall determine whether such individual shall become a Corn Employee.

        (c) Medical Leave. Effective on the Coverage Date, Corn shall assume sole responsibility for all payments to Corn Employees who are on medical leave from CPC on the Distribution Date and CPC shall have no further liability or obligation with respect thereto.

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        SECTION 4.6  Executive Life Insurance Plan.  Effective on the Coverage
Date, Corn shall establish an executive life insurance plan (the "Replacement ELIP") substantially similar to the CPC International Inc. Executive Life Insurance Plan (the "ELIP"). Corn shall allow each ELIP participant who becomes a Corn Employee to participate in the Replacement ELIP; provided, however, that such participation shall be conditioned upon that participant's consent, within a reasonable time period after request for such consent is made, to the assignment to Corn of (i) the Collateral Assignment executed in favor of CPC of the insurance policy owned by the participant and (ii) the Participation Agreement entered into under the ELIP. CPC shall assign to Corn its rights under such Collateral Assignment and Participation Agreement as to any participant in the ELIP who becomes a participant in the Replacement ELIP under the terms and conditions set forth above. CPC shall terminate participation in the ELIP by those participants who become Corn Employees regardless of whether such a participant consents to the assignment of such Collateral Assignment to Corn. In addition, prior to the Distribution Date, CPC shall pay the 1998 employer-paid premium with respect to Corn Employees covered under the Replacement ELIP.

                                   ARTICLE 5

                     STOCK AND INCENTIVE COMPENSATION PLANS

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        SECTION 5.1 Corn Stock Plans.  Effective as of the Coverage Date, Corn
shall establish the Corn Products International, Inc. 1998 Stock Incentive Plan (the "Corn Stock Plan") pursuant to which options to purchase Corn Stock may be granted (such options, together with any other options to purchase Corn Stock, shall hereinafter be referred to individually as a "Corn Stock Option"), grants of shares of restricted Corn Stock may be made (such grants, together with any other grants of shares of restricted Corn Stock, shall hereinafter be referred to as "Corn Restricted Stock"), and other equity-based rights may be granted to, among others, Corn Employees who held rights on the Distribution Date under the CPC International Inc. 1984 and 1993 Stock and Performance Plans (the "CPC Stock Plans").

        (a) Corn Stock Options. Each Corn Employee who holds an unexercised option to purchase CPC Stock under the CPC Stock Plans ("CPC Stock Option") at the Distribution shall receive Corn Stock Options from Corn in substitution of such unexercised CPC Stock Options in accordance with the following formula:
(i) Number of shares: The total number of substituted Corn Stock Options granted shall equal the pre-Distribution number of CPC Stock Options multiplied by a fraction, the numerator of which is the Pre-Distribution Date CPC Market Price and the denominator of which is the Post-Distribution Date Corn Market Price (the "Conversion Fraction"). As used herein, the Pre-Distribution Date CPC Market Price shall mean the average of the high and low


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prices of CPC Stock on the New York Stock Exchange for each of the ten trading days prior to the first day on which there is trading in CPC Stock on a post-Distribution basis, and the Post-Distribution Date Corn Market Price shall mean the average of the high and low prices of Corn Stock on the New York
Stock Exchange for each of the ten trading days beginning on the first day on which there is trading in Corn Stock, including on a "when issued" basis. (ii) Exercise price: The exercise price for the substituted Corn Stock Options shall equal the pre-Distribution exercise price of CPC Stock Options multiplied by a fraction, the numerator of which is the Post-Distribution Date Corn Market Price and the denominator of which is the Pre-Distribution Date CPC Market Price.

        (b) Corn Restricted Stock. Each Corn Employee who holds an outstanding grant of shares of restricted CPC Stock under the CPC Stock Plans ("CPC Restricted Stock") at the Distribution shall receive Corn Restricted Stock from Corn in substitution of such CPC Restricted Stock. The amount of substituted Corn Restricted Stock shall be determined by multiplying the number of shares of CPC Restricted Stock by the Conversion Fraction. The Corn Restricted Stock will be subject to restrictions identical to those applicable to the CPC Restricted Stock, and shall be released from restrictions at the same time and on the same schedule as the CPC Restricted Stock, under the terms of the restrictions to which the CPC Restricted Stock was subject, except that Corn shall be substituted for CPC where the context so requires.


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        (c) Fractional Shares.  The computations required under Sections
5.1(a)(i) and (b) shall be adjusted to the extent any result is expressed in fractional shares. Any result expressed as one-half of one share or more shall be rounded up to the next whole number, and any result expressed as less than one-half of one share shall be rounded down to the next whole number.

        (d) Foreign Employees. Corn shall adopt arrangements identical or similar to those set forth in subsections (a) and (b) above for the benefit of individuals employed by companies which become foreign subsidiaries of Corn on the Distribution Date. Corn shall exercise its discretion in establishing such arrangements, taking into account the rules and effects of such substitutions under foreign income tax laws on individuals holding CPC Stock Options and CPC Restricted Stock at the Distribution.

        SECTION 5.2 Deferred Compensation Plan. Effective as of the Coverage Date, Corn shall adopt the Corn Products International Deferred Compensation Plan (the "Corn Deferred Plan"). The Corn Deferred Plan may provide similar post-Distribution benefits to those provided under the CPC International Inc. Deferred Compensation Plan (the "CPC Deferred Plan") and shall include provisions recognizing service of covered Corn Employees with CPC prior to the Coverage Date for all plan purposes. The liability for benefits of covered Corn Employees under the CPC Deferred Plan on the Distribution

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Date shall be transferred to and recognized by the Corn Deferred Plan, and CPC shall transfer to Corn as part of the Distribution the policies of insurance held by CPC which are associated with the liabilities under the CPC Deferred Plan.

        SECTION 5.3 Deferred Stock Unit Plan. Effective as of the Coverage Date, Corn shall adopt the Corn Products International Deferred Stock Unit Plan (the "Corn DSUP"), which shall assume all benefit liabilities as of the Distribution Date under the CPC International Inc. Deferred Stock Unit Plan (the "CPC DSUP"). Corn shall in its sole discretion determine (a) whether the Corn DSUP shall provide further deferrals to eligible Corn Employees with respect to services rendered on and after the Coverage Date, (b) the type of investments and choice of timing and form of benefit payments under the Corn DSUP, and (c) all other terms and provisions of the Corn DSUP.

        SECTION 5.4 Annual Incentive Plans. CPC currently maintains annual bonus plans in which employees of its Corn Products division participate. For the year ended December 31, 1997, CPC shall pay any amounts awarded under such plans by the CPC Board of Directors to Corn Employees.


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                                  ARTICLE 6

                                UNION MATTERS

     SECTION 6.1 Collective Bargaining Agreements. Effective as of the Coverage Date, Corn shall assume all of CPC's obligations and liabilities under the collective bargaining agreements entered into by CPC with the Oil, Chemical and Atomic Workers International Union, Local 7-507, and the International Association of Machinists, District 8. Corn shall take all steps and procedures necessary to secure any required acknowledgment or agreement of the relevant labor unions.

                                   ARTICLE 7

                               GENERAL PROVISIONS

     SECTION 7.1 Service Credit. A Corn Employee who was an employee of CPC or a CPC affiliate at the Distribution shall be given credit for all years of service with CPC or any CPC affiliate (to the extent such years of service were recognized by CPC) performed on or prior to the Distribution Date with respect to matters of employment generally, including vacation eligibility and participation in employee benefit plans, programs or practices, regardless of whether such service credit is expressly provided for elsewhere in the Agreement as to any particular employee benefit plan, program or practice.



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     SECTION 7.2  Amendment or Termination of Employee Benefit Plans.  Except
as otherwise expressly provided herein, nothing in this Agreement shall be construed as limiting the ability of CPC or Corn, as applicable, in its sole discretion, to amend or terminate any employee benefit plan, program or practice which it now maintains or may hereafter establish at any time or for any reason nor shall any provision of this Agreement be construed as creating a right in any CPC Employee or Corn Employee under any such plans, programs or practices which such Employee would not otherwise have under the terms of the plans, program or practice itself.

     SECTION 7.3 Unfunded Liabilities. In connection with the Distribution, and the undertakings and transfers of liabilities set forth in Sections 2.4, 3.3, 4.1(b) and 5.3, the Distribution-related financial accounting statements for each of CPC and Corn shall appropriately reflect such transfers of liabilities in relation to the pre-Distribution CPC accounting treatment of the matters set forth in such Sections.

     SECTION 7.4 Garnishments, Tax Levies, Child Support Orders, and Wage Assignments. As the successor employer with respect to each Corn Employee, Corn shall honor any payroll deductions with respect to Corn Employees with garnishments, tax levies, child support orders, or wage assignments in effect on the Distribution Date and


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will continue to make payroll deductions and payments to the authorized payee, as specified by the court or governmental order which was filed with CPC.

     SECTION 7.5 Retirees. Subject to Section 7.2 hereof and the terms of the applicable plans, all retired individuals currently participating in an applicable benefit plan sponsored by CPC shall continue such participation after the Distribution, regardless of whether such individual was employed by CPC's Corn Products division, Enzyme Bio-System Ltd., or any other U.S. subsidiary of CPC which is included in the Distribution, at the time of his or her retirement.

     SECTION 7.6 Cooperation and Further Assurances. Each party covenants to cooperate fully with the other to ensure an orderly transition of the matters contemplated by this Agreement and to execute such additional instruments and take such actions as may be reasonably requested by the other to confirm, perfect or otherwise carry out the intent and purposes of this Agreement. Such matters shall include, but are not limited to, sharing of participant information as necessary to facilitate administration of employee benefit plans, programs and practices and the completion and filing of any forms or reports required to be filed with the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation, Securities and Exchange Commission, or other government entity.



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     SECTION 7.7  No Waiver.  No failure by either party to insist upon the strict performance of any term, covenant, condition or provision of this Agreement, or to exercise any right or remedy consequent upon an event of default hereunder, shall constitute a waiver of any such default or of such term, covenant, condition or provision or a waiver or relinquishment for the future of the right to insist upon and to enforce by any appropriate legal remedy a strict compliance with all the terms, covenants, conditions and provisions of this Agreement, or of the right to exercise any such rights or remedies, if any default by the other party be continued or repeated. No breach of this Agreement shall be waived except as set forth in a written instrument executed by the party waiving such breach. No waiver of any breach shall affect or alter this Agreement but every term, covenant, condition and provision of this Agreement shall continue in full force and effect with respect to any other existing or subsequent breach hereof. Any failure on the part of any party hereto to comply with any of its obligations hereunder may be waived by the other party.

     SECTION 7.8 Headings. The headings of the Sections of this Agreement have been inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.


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     SECTION 7.9  Amendment of Agreement.  This Agreement may be amended only by a written agreement duly executed by each of the parties hereto.

     SECTION 7.10 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York to the extent not preempted by federal law.

     SECTION 7.11 Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be regarded for all purposes as an original constituting but one and the same instrument.

     SECTION 7.12 Severability. If any one or more of the Sections, sentences or other portions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, the invalidity of any such Section, sentence, or other portion of this Agreement shall in no way affect the validity or effectiveness of the remainder of this Agreement, and this Agreement shall continue in force to the fullest extent permitted by law.


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     SECTION 7.13  Assignments.  Except as otherwise provided herein, no party hereto shall give, assign or pledge its rights under this Agreement without the consent of the other party.

     SECTION 7.14 Notices; Demands; Requests. All notices, demands and requests to be given or made hereunder to or by any party shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses and will be deemed given on the date on which such notice is received:

           (a) As to CPC:
                  P.O. Box 8000
                  International Plaza
                  Englewood Cliffs, NJ 07632
                  Attention:  Senior Vice President - Human Resources

           (b) As to Corn:

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                  P.O. Box 345
                  6500 Archer Road
                  Argo, Illinois 60501
                  Attention: Vice President - Human Resources



     Any of such addressees and addresses may be changed at any time upon written notice given in accordance with this Section to the other party by the party effecting the change. Any time periods commencing with notice prescribed by the terms of this Agreement shall commence with the date of receipt of written notice as provided under this Section.

     SECTION 7.15 Survival of Covenants. All covenants set forth herein shall survive the execution of this Agreement.

     SECTION 7.16 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all other prior and contemporaneous agreements, undertakings, negotiations, discussions and representations, oral or written, between the parties.

     SECTION 7.17 Specific Performance. This Agreement and each and every provision hereof shall be specifically enforceable. Each party hereto upon the introduction



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and presentation to the applicable court having jurisdiction over the matter of evidence showing a material breach by the other party hereto shall be entitled to injunctive relief mandating specific performance. In addition, each party shall have all of the rights and remedies conferred in this Agreement or now or hereafter conferred at law or in equity, which rights and remedies are cumulative.

     SECTION 7.18 No Third Party Beneficiaries. This agreement is not intended to, and does not, create any third party contractual or other rights. No person or entity shall be deemed to be a third party beneficiary with respect to the Agreement.

     SECTION 7.19 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

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     IN WITNESS WHEREOF, the parties to this Agreement have caused their corporate names to be subscribed by officers duly authorized as of the date first set forth above.

                                           CPC International Inc.

                                           By:
                                              ---------------------------------

                                           Name:
                                                -------------------------------

                                           Title:
                                                 ------------------------------



                                           Corn Products International, Inc.

                                           By:
                                              ---------------------------------

Name:
      ----------------------------

         Title:
                ----------------------------


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